News Release
For further information:

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

Investors:  John Capodanno
Media:  Jonathan Birt
Financial Dynamics
(212) 850-5600

Paul Kolacki Retires from Hooper Holmes Board of Directors

BASKING RIDGE, N.J., September 25, 2007 – The Hooper Holmes (AMEX:HH) Board of Directors today announced the retirement of director Paul Kolacki effective September 30, 2007.

“Considering his combined employee and Board service of almost 40 years, Paul's contribution to our business has been remarkable,” said Benjamin A. Currier, Chairman of the Board.  “We have all benefited from his counsel and deep knowledge of our business and our industry.  He will be missed.”

Mr. Kolacki retired from Hooper Holmes in March 2000 after 36 years of service, most recently as Executive Vice President and Chief Operating Officer of Hooper Holmes.  He was first elected to the Company’s Board of Directors in August 2005.

“It’s time for me to move forward, and I’m doing so with high regard for and confidence in the Board,” said Kolacki.  “I’ve enjoyed every minute of my career at Portamedic and Hooper Holmes.  I always knew I was working with some of the most talented and capable people in the industry.”

About Hooper Holmes

Hooper Holmes' vision is to be the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of more than 9,000 examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than 2.3 million medical exams and process about the same number of samples in our laboratory. We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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